SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549


SCHEDULE 13G
UNDER THE SECURITIES EXCHANGE ACT OF
1934

(AMENDMENT NUMBER 1)

FIRSTFED FINANCIAL CORP.
(NAME OF ISSUER)

COMMON STOCK $0.01 PAR VALUE
(TITLE OF CLASS OF SECURITIES)

337-907-10-9
CUSIP NUMBER)


CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID
WITH THIS STATEMENT [ ].

THE INFORMATION REQUIRED ON THE REMAINDER OF
THIS COVER PAGE SHALL NOT BE DEEMED TO BE
"FILED" FOR THE PURPOSE OF SECTION 18 OF THE
SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR
OTHERWISE SUBJECT TO THE LIABILITIES OF THAT
SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL
OTHER PROVISIONS OF THE ACT.

CUSIP NO:  337-907-10-9

1
NAME OF REPORTING PERSON AND
S.S.OR I.R.S. IDENTIFICATION
NUMBER OF ABOVE PERSONS:

     TIGER MANAGEMENT CORPORATION
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP: (A)  [  ]      (B)  [  ]

3
SEC USE ONLY:
4
CITIZENSHIP OR PLACE OF ORGANIZATION:
     DELAWARE

5 SOLE VOTING POWER:               -0-
6 SHARED VOTING POWER:        901,680
7 SOLE DISPOSITIVE POWER:          -0-
8 SHARED DISPOSITIVE POWER:   901,680
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
               901,680
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES:
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
     (9): 8.5%

12
TYPE OF REPORTING PERSON:
     IA  CO

CUSIP NUMBER:  337-907-10-9
1
NAME OF REPORTING PERSON AND
S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON:
     PANTHER PARTNERS, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP: (A)   [  ]           (B)  [  ]
3
SEC USE ONLY:
4
CITIZENSHIP OR PLACE OF ORGANIZATION:
     DELAWARE

5  SOLE VOTING POWER:         -0-
6  SHARED VOTING POWER:       52,020
7  SOLE DISPOSITIVE POWER:    -0-
8  SHARED DISPOSITIVE POWER:  52,020

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
     52,020
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES:
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
     (9): 0.5%

12
TYPE OF REPORTING PERSON:
     IV  PN

CUSIP NUMBER:  337-907-10-9

1
NAME OF REPORTING PERSON AND
S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSONS:
     PANTHER MANAGEMENT COMPANY, L.P.

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP: (A)  [  ] (B)  [  ]

3
SEC USE ONLY:

4
CITIZENSHIP OR PLACE OF ORGANIZATION:
     DELAWARE
5  SOLE VOTING POWER:         -0-
6  SHARED VOTING POWER:       52,020
7  SOLE DISPOSITIVE POWER:    -0-
8  SHARED DISPOSITIVE POWER:  52,020

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
                 52,020
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES:
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
     (9): 0.5%

12
TYPE OF REPORTING PERSON:
     IA  PN

CUSIP NUMBER:  337-907-10-9
1
NAME OF REPORTING PERSON AND
S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE
PERSON:
     JULIAN H. ROBERTSON, JR.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP: (A)  [  ] (B)  [  ]

3
SEC USE ONLY:
4
CITIZENSHIP OR PLACE OF ORGANIZATION:
     U.S.
5  SOLE VOTING POWER:         -0-
6  SHARED VOTING POWER:       953,700
7  SOLE DISPOSITIVE POWER:    -0-
8  SHARED DISPOSITIVE POWER:  953,700

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON:
     953,700
10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES:
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
     (9): 9.0%

12
TYPE OF REPORTING PERSON:
     IN

ITEM 1(A).FIRSTFED FINANCIAL CORP.

ITEM 1(B).401 WILSHIRE BOULEVARD
          SANTA MONICA, CALIFORNIA  90401-1490

ITEM 2(A).THIS STATEMENT IS FILED ON BEHALF OF  TIGER
          MANAGEMENT CORPORATION ("TMC"),  PANTHER  PARTNERS,

          L.P.("PANTHER") AND PANTHER MANAGEMENT COMPANY, L.P. ("PMCLP").

          JULIAN H. ROBERTSON, JR. IS THE ULTIMATE CONTROLLING
          PERSON OF TMC AND PMCLP.

ITEM 2(B).THE ADDRESS OF EACH REPORTING PERSON IS 101 PARK AVENUE, NEW YORK, NY 10178

ITEM 2(C).INCORPORATED BY REFERENCE TO ITEM 4 OF THE COVER

                PAGE PERTAINING TO EACH REPORTING PERSON.

ITEM 2(D).COMMON STOCK $.01 PAR VALUE

ITEM 2(E).337-907-10-9

ITEM 3.   PANTHER IS AN (D) INVESTMENT COMPANY REGISTERED UNDER

          SECTION 8 OF THE INVESTMENT COMPANY ACT.  EACH OF TMC

          AND PMCLP IS AN (E) INVESTMENT ADVISER REGISTERED UNDER

          SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940.

ITEM 4.   OWNERSHIP AS OF DECEMBER 31, 1995 IS INCORPORATED BY
          REFERENCE TO ITEMS (5) - (9) AND(11) OF THE COVER PAGE PERTAINING TO EACH REPORTING PERSON.

ITEM 5.   NOT APPLICABLE

ITEM 6.   OTHER PERSONS ARE KNOWN TO HAVE THE RIGHT TO RECEIVE
          DIVIDENDS FROM, OR PROCEEDS FROMTHE SALE OF, SUCH SECURITIES. THE INTEREST OF ONE SUCH PERSON, THE JAGUAR FUND N.V., A NETHERLANDS ANTILLES CORPORATION, IS MORE THAN 5%.

ITEM 7.   NOT APPLICABLE

ITEM 8.   NOT APPLICABLE

ITEM 9.   NOT APPLICABLE

ITEM 10. BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

FEBRUARY 12, 1996
TIGER MANAGEMENT CORPORATION

 BY: /S/  NOLAN ALTMAN,
     CHIEF FINANCIAL OFFICER



PANTHER PARTNERS, L.P.
BY: PANTHER MANAGEMENT COMPANY, L.P., ITS GENERAL PARTNER
BY: PANTHER MANAGEMENT CORPORATION, ITS GENERAL
PARTNER


BY:  /S/ NOLAN ALTMAN,
     CHIEF FINANCIAL OFFICER

PANTHER MANAGEMENT COMPANY, L.P.
BY: PANTHER MANAGEMENT CORPORATION, ITS GENERAL
PARTNER


BY:  /S/ NOLAN ALTMAN, CHIEF FINANCIAL OFFICER


JULIAN H. ROBERTSON, JR.


BY:  /S/  NOLAN ALTMAN
UNDER POWER OF ATTORNEY DATED
1/27/95
On file with schedule 13G for
Kohl's Corp. 2/7/95

                           AGREEMENT
THE UNDERSIGNED AGREE THAT THIS AMENDMEND NUMBER 1 TO SCHEDULE
13G DATED FEBRUARY 12, 1996 RELATING TO SHARES OF COMMON STOCK OF
FIRSTFED FINANCIAL CORP. SHALL BE FILED ON BEHALF OF EACH OF THE
UNDERSIGNED.


TIGER MANAGEMENT CORPORATION

BY:  /S/NOLAN ALTMAN,
     CHIEF FINANCIAL OFFICER

PANTHER PARTNERS, L.P.
BY: PANTHER MANAGEMENT COMPANY, L.P., ITS GENERAL PARTNER
BY: PANTHER MANAGEMENT CORPORATION, ITS GENERAL
PARTNER


BY:  /S/ NOLAN ALTMAN,
     CHIEF FINANCIAL OFFICER

PANTHER MANAGEMENT COMPANY, L.P.
BY: PANTHER MANAGEMENT CORPORATION, ITS GENERAL
PARTNER


BY:  /S/  NOLAN ALTMAN,
     CHIEF FINANCIAL OFFICER

JULIAN H. ROBERTSON, JR.

BY:  /S/  NOLAN ALTMAN
UNDER POWER OF ATTORNEY DATED
1/27/95
ON FILE WITH SCHEDULE 13G FOR
KOHL'S CORP. 2/7/95